Form 10-K, Exhibit 13
period 1998-12-31
CHICAGO TITLE CORP
filed 1999-03-30
CIK 1058575

                                                                     Exhibit 13

Chicago Title Corporation and Subsidiaries 1998 Annual Report

Selected Financial Data

The following table sets forth a summary of selected financial data for Chicago Title. The historical financial information below may not necessarily be indicative of the results of operations or financial position that would have been obtained if Chicago Title had been a separate, independent company during the periods shown or of Chicago Title's future performance as an independent company. The financial data set forth below should be read in conjunction with the consolidated financial statements, the notes thereto and Management's Discussion and Analysis included elsewhere in this report.

As of and for the years ended December 31,                     1998            1997            1996            1995            1994
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except share data)
Operating results data:
Revenues:
  Title, escrow, trust and other revenue               $  1,861,463    $  1,411,496    $  1,278,590    $  1,082,008    $  1,283,970
  Investment income                                          63,837          52,266          47,658          46,661          44,913
  Net realized investment gains (losses)                      1,409           3,684           1,436           3,697          (5,447)
  ----------------------------------------------------------------------------------------------------------------------------------
  Total revenues                                          1,926,709       1,467,446       1,327,684       1,132,366       1,323,436
Expenses:
  Salaries and other employee benefits                      619,814         454,648         411,815         344,767         368,097
  Commissions paid to agents                                648,023         526,324         484,351         420,555         549,990
  Provision for title losses                                123,920         102,324          83,023          81,385          94,845
  Interest expense                                            4,707           4,644           5,566           6,456           6,859
  Other operating and
    administrative expenses                                 388,540         295,903         273,236         242,380         244,655
    --------------------------------------------------------------------------------------------------------------------------------
  Total expenses                                          1,785,004       1,383,843       1,257,991       1,095,543       1,264,446
  ----------------------------------------------------------------------------------------------------------------------------------
Operating income from continuing
  operations before income taxes                            141,705          83,603          69,693          36,823          58,990
Income taxes                                                 53,536          27,894          23,115          11,889          18,854
------------------------------------------------------------------------------------------------------------------------------------
Net income from continuing operations                        88,169          55,709          46,578          24,934          40,136
------------------------------------------------------------------------------------------------------------------------------------
Dividends paid                                         $     31,703    $     32,105    $     30,000    $     29,515    $     66,527
------------------------------------------------------------------------------------------------------------------------------------

Balance sheet data:
Total assets                                           $  1,881,759    $  1,702,207    $  1,482,697    $  1,447,351    $  1,389,700
Notes payable and other obligations                          21,648          32,443          43,282          55,043          64,441
Basic and diluted earnings per share
  from continuing operations:                          $       4.03    $       2.54    $       2.13    $       1.14    $       1.83
Average number of shares outstanding:                    21,902,304      21,906,651      21,906,651      21,906,651      21,906,651
------------------------------------------------------------------------------------------------------------------------------------

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

Market Prices and Dividends

      Chicago Title was spun off and became an independent, publicly traded company on June 17, 1998. Its common stock began regular way trading on the New York Stock Exchange (ticker symbol CTZ) on June 18, 1998, and high and low stock prices and dividends in 1998 since that date were as follows:

                                                              1998
                                                  ------------------------------
                                                  Second      Third      Fourth
                                                  Quarter     Quarter    Quarter
--------------------------------------------------------------------------------
Stock Prices:
  High                                            $47.38      $51.44      $47.94
  Low                                              44.50       35.00       37.50

Cash dividends declared and paid per share        $   --      $ 0.34      $ 0.34

      As of January 31, 1999, there were approximately 10,400 individual holders of common stock.

      Chicago Title's title insurance subsidiaries are restricted as to the amount of dividends that may be paid without the prior approval of insurance regulatory authorities in the states in which such subsidiaries are incorporated. The maximum amount of dividends that these subsidiaries may pay in 1999 without prior regulatory approval is approximately $80.2 million.

      While Chicago Title expects to continue its policy of paying regular quarterly cash dividends, future dividends will be dependent on future earnings, financial condition, capital requirements and regulatory restrictions.

Chicago Title Corporation and Subsidiaries 1998 Annual Report

Management's Discussion and Analysis

1998: The Year in Review

Overview

      In June 1998, Chicago Title was spun off from its parent Alleghany Corporation (Alleghany) and became an independent, publicly traded company. The title industry is undergoing a period of consolidation and rapid change and, as an independent company, Chicago Title is able to focus on operating efficiencies and strategic initiatives that are required to succeed in a changing marketplace. The spin-off was also intended to foster development of an entrepreneurial culture at Chicago Title. Chicago Title is now able to provide equity-based compensation and incentives that enable it to retain and recruit senior management and to motivate employees throughout the organization.

Net Income

      Chicago Title capitalized on opportunities presented by an exceptionally healthy real estate market and reported a strong increase in net income from continuing operations in 1998. Exclusive of after-tax spin-off and related management restructuring costs, net income from continuing operations rose 97.0 percent from the prior year level on an increase in total revenue of 31.3 percent. Net income from continuing operations recorded in 1997 increased by
19.6 percent from Chicago Title's results in 1996 on an increase in total revenue of 10.5 percent

Operating Revenues

      Chicago Title's business is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be volatile, revenue levels for Chicago Title can also be volatile.

      Premiums and related fees are determined by competitive factors and in many states are also subject to regulation. Revenues earned by Chicago Title's direct operations are principally recognized at the time of the real estate closing. As a result, there is typically a lag of about two months between the time that a title insurance order is placed, at which time work commences, and the time that Chicago Title recognizes the revenues associated with the order. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

      The title insurance business is seasonal, since real estate activity is seasonal. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during the winter. The fourth calendar quarter is typically the strongest in terms of revenue due to the desire of commercial entities to complete transactions by year-end. These traditional seasonal patterns can be altered if there is a significant change in the level of interest rates due to the impact that the cost of financing has on the volume of real estate transactions.

Investment Income

      In addition to income from title insurance premiums and related fees, Chicago Title earns interest and dividend income from its portfolio of fixed maturity and equity securities. Chicago Title's current investment policy is
(i) to minimize the cyclical volatility of the portfolio, (ii) to maintain stability of principal, (iii) to maintain consistency of cash flow and liquidity and (iv) to earn a favorable total return.

Operating Expenses

      Chicago Title's profit margins are affected by several factors, including the volume, size and mix of real estate transactions. Volume is an important determinant of profitability because Chicago Title, like any other title insurance company, has a significant level of fixed costs arising from personnel, occupancy and maintenance of title plants.

      Chicago Title's principal variable expense is commissions paid to agents. Chicago Title regularly reviews the performance of its agents, adjusting commission levels or canceling agents that do not meet objectives.

      Chicago Title's next largest category of expense is salaries and other employee benefits. Due to the volatility of real estate transaction volumes driving Chicago Title's revenue, proper management of staff levels and other components of labor expense is critical to the optimization of operating results. To increase the sensitivity of employee-related costs to changing business conditions, Chicago Title strives to emphasize variable forms of compensation such as commissions, bonuses and incentive compensation programs for large segments of the employee population.

      The most significant components of other operating and administrative expenses are occupancy, purchased property information, computer-related expenses, telecommunications and supplies.

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

Provision for Title Losses

      Generally, title insurance claim rates are lower than for other types of insurance because title insurance policies typically insure against prior events affecting the quality of real estate titles, rather than against unforeseen, and therefore less avoidable, future events. A provision is made for estimated future claim payments at the time revenue is recognized. Initial reserve provisions are derived directly from premium revenues based upon anticipated loss ratios. Claims payments generally result from either judgment errors or mistakes made in the title search and examination process or the escrow process, or from other problems such as fraud or incapacity of persons transferring property rights.

      When a claim is reported, Chicago Title establishes a "case" reserve, based upon the best estimate of the total amount necessary to settle the claim and to provide for allocated loss adjustment expenses (LAE), including legal defense costs. These reserves are periodically adjusted by Chicago Title based on its evaluation of subsequent developments regarding the reported claim.

      In addition to case reserves, Chicago Title also maintains reserves for title losses that are incurred but not yet reported (IBNR reserves). These reserves are particularly significant in long tail lines of insurance, such as title insurance, for which the claim and the event causing the claim may be separated by a long period of time. Unlike most other types of insurance, the event giving rise to a possible future claim under a title insurance policy--the defect in the title--occurred before issuance of the policy but may not be discovered, if ever, until well after issuance.

      Chicago Title establishes IBNR reserves by using actuarial principles and procedures commonly used in the title insurance industry to estimate the ultimate liability for losses and LAE. The actuarial procedures use historic patterns of claims to predict likely future claims. Projections are analyzed in the context of changing economic conditions, and the projections and related reserves are modified when appropriate.

      IBNR reserves are also established for very large or unusual claims that might fall outside the normal distribution of expected claims experience. Reserves for these claims are based on an analysis of the experience of both Chicago Title and the title insurance industry.

      Chicago Title's reserves are reviewed regularly by management and are certified by an independent actuary on an annual basis. Chicago Title does not discount its reserves for anticipated investment income.

      Because of the long-term nature of most title insurance exposures. there is inherent uncertainty in estimating reserves. Actual losses may differ, perhaps substantially, from reserves on Chicago Title's financial statements, which could have a material effect on Chicago Title's financial condition and results of operations. Based on current information, management believes the reserve for title losses at December 31, 1998, is adequate.

Contingencies

      Chicago Title is a party to pending litigation and claims in connection with the ordinary course of its business. Provision is made on its books, in accordance with generally accepted accounting principles, for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, such provision is adequate.

Year 2000 Issues

Overview

      As the year 2000 approaches, many computer systems worldwide have the potential to malfunction or produce incorrect information due to programming limitations relating to the storage and manipulation of dates. For efficiency and to economize storage space, computer manufacturers and software designers often omitted the first two digits of the year when referring to dates in their programs. Consequently, if not corrected, these programs will read the year 2000 (00 according to the computer) as the year 1900. Many programs utilized by Chicago Title and its subsidiaries use only two digits to identify the year, and failure to remediate this situation could lead to a disruption in the business operations of Chicago Title.

      In response to "Year 2000" concerns, Chicago Title has adopted a six-phase corporate plan for itself and its subsidiaries entitled "Planning for Year 2000" (the Year 2000 Plan). The Year 2000 Plan was designed to help determine the extent of Year 2000 issues within each of its information technology and non-information technology systems and to facilitate remedial action. The six phases of the Year 2000 Plan are: (i) inventory, (ii) assessment, (iii) remediation, (iv) system testing, (v) implementation, and (vi) audit. Included within the scope of this plan are centrally developed systems utilized on a company-wide basis in title plants, title production units, claims processing, human resources and financial management; decentralized systems; and systems that function through third-party relationships.

Chicago Title Corporation and Subsidiaries 1998 Annual Report

      The Year 2000 Committee, composed of representatives from the Internal Audit, Information Services and General Counsel's Departments at Chicago Title, directs and monitors Chicago Title's Year 2000 compliance activities.

Information Technology

Inventory and Assessment

      Chicago Title completed an initial inventory of its information technology systems in 1997. Evaluations were done of centrally supported business critical and non-critical systems as well as the integrated communications between certain systems. This review also covered all equipment in the central data center, including hardware, software and databases.

      Decentralized systems have been identified and evaluated at the local and regional levels based upon responses to a comprehensive questionnaire developed and distributed by the Information Services Department (the Field Office Survey), which requests that field offices determine the business criticality of any systems that may have been locally developed or acquired. Field office managers are required to update their responses to the Field Office Survey on a monthly basis. These responses are being sent to the Internal Audit Department for review and for use in ongoing audit activities.

      The Field Office Survey specifically directs field office managers to review and report the Year 2000 status of all hardware used in the field offices, which consists mainly of personal computers (PCs). Each major PC manufacturer has been requested to provide certification of the Year 2000 compliance of its specific models, and an inventory is underway to insure that certifications have been received. Information regarding the Year 2000 readiness of such models has been posted on the Intranet (which is Chicago Title's computerized internal communications system). In addition, several software packages have been identified which could test Year 2000 preparedness of all of the hardware and the software programs installed on these PCs. The field offices are being encouraged to purchase and to run this software on all local hardware and software programs used in regular business operations.

      Business critical operations which interface with computer hardware, software or databases of third-party service providers, customers and agents have been identified. Chicago Title has requested written certification of Year 2000 compliance from key third-party service providers, customers and agents that interface with its business systems, and continues its efforts to survey their Year 2000 readiness.

      Due diligence efforts for recent acquisitions have included verification of Year 2000 readiness, estimated expenditures toward Year 2000 compliance and certification of internal and external systems.

Remediation

      Modifications to centrally developed and supported systems are 75 percent complete. Modifications to the remaining systems, several of which are business critical, remain to be completed and are currently scheduled for completion by the end of the second quarter of 1999.

      As previously mentioned, field offices are being asked to provide monthly updates on the Year 2000 readiness of those systems developed or acquired locally. Use of the PC evaluation software on field office PCs may result in the identification of more equipment which will require replacement. As a result, additional funding for renovation or replacement of local systems may also be required. It is expected that this process will be completed by the end of the first quarter of 1999.

      Chicago Title has been receiving information from its key service providers, customers and agents about their efforts relating to Year 2000 readiness. Although such information generally indicates that the systems of Chicago Title's key vendors, customers and agents will be ready for Year 2000, there can be no assurance that such systems will be remediated on a timely basis.

System Testing

      Testing of centrally supported applications is 70 percent complete. Off-site end-to-end application tests of the data transfer between integrated business critical systems has been scheduled for May 1999 and will be repeated in August 1999. Additional testing, where necessary to conform to Federal Financial Institutions Examination Council (FFIEC) guidelines, is expected to be completed during the first half of 1999. FFIEC guidelines have been adopted by various regulatory and licensing authorities and are considered by them when performing on-site audits of Chicago Title. Central documentation libraries are being created to make test plans and test results more readily available to auditors for these authorities.

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

      Testing methodologies used for locally developed or acquired systems have been at the discretion of field office management. The Field Office Survey continuously requests additional information on testing of business critical local systems and equipment.

Implementation

      35 percent of all systems modified to be Year 2000 compliant have been installed and are currently in use. The remaining systems will be installed as testing and user sign-off is completed, which is expected by the end of the second quarter of 1999. Significant hardware purchases for Year 2000 compliance of central systems have been completed. Additional expenditures for field office hardware may be required as verification of locally developed or acquired systems is completed.

Audit

      The final phase of the Year 2000 Plan consists of continuous monitoring of Chicago Title's remediation efforts. The completion of milestones and the satisfaction of objectives defined in the Year 2000 Plan will provide checkpoints to assess the status of Chicago Title's Year 2000 readiness. Audits of central systems and local and regional audits are being conducted by the Internal Audit and Information Services Departments.

Non-Information Technology

      Chicago Title has completed its inventory and assessment of non-information technology systems to determine to what extent such systems are in need of Year 2000 remediation. Chicago Title has identified the operations of its facilities (elevators, heating and air conditioning units and the like), office equipment (such as copiers, facsimile machines, telephones and voicemail), telephone and data lines and the supply of electrical power as examples of non-information technology upon which Chicago Title is dependent. However, Chicago Title is not more dependent on these technologies than other businesses in the United States. Chicago Title has received certifications from the owner of its headquarters building that the building's systems are Year 2000 compliant.

      Chicago Title has not identified any Year 2000 problems associated with its non-information technology systems that have not either been remediated or replaced, or scheduled to be remediated or replaced prior to January 1, 2000, or that are likely to pose any material risks to Chicago Title's direct business operations.

Costs for Year 2000 Remediation

      In respect of remediation of central systems, Chicago Title spent an estimated $2.8 million through the end of 1998, and expects to spend approximately $350,000 in 1999. To remediate local systems, Chicago Title spent approximately $1.4 million through the end of 1998, and expenditures in 1999 are expected to be about $4.0 million. The source of these sums is corporate operating funds. Chicago Title does not separately track the cost and time its own internal employees spend on the Year 2000 project because such costs are principally the related payroll costs for its Information Services Department There may be other, non-material costs which have also not been separately tracked.

Risks Related to Year 2000 Issues

      Chicago Title's operations are heavily dependent upon its information technology business systems. Although not reasonably likely to occur, Chicago Title believes that a possible worst case scenario could result from a combination of failures in its business critical information technology systems coupled with failures in the real estate transaction and banking businesses generally. Chicago Title believes that such failures could create obstacles to providing certain services, such as production of title insurance policies, settlement of real estate transactions and disbursement of funds. In such a scenario, Chicago Title might be forced to rely on the manual or typewritten processing of transactions, or, if feasible, to shift processing to other company systems or third-party data processing vendors. Such problems could have a material adverse effect on Chicago Title's operations in that it could lead to a decline in its volume of business or an increase in its costs, the extent of which are not estimable. However, any such failure would be likely to impact others in the industry as well, and Chicago Title has no reason to believe that it would be any more adversely affected than other title insurance companies.

Chicago Title Corporation and Subsidiaries 1998 Annual Report

Contingency Planning

      In response to the possibility that Year 2000 failures might occur, contingency planning is in progress at each of the corporate, regional and local levels. Three types of events demanding contingency plans are identified in the Year 2000 Plan: catastrophic events, such as failure of the national power grid; major events, such as telephone or facilities failures; and internal events, such as failures of specific components of Chicago Title's information technology business systems.

      Contingency plans addressing the foregoing events (other than catastrophic events, which are outside the control of Chicago Title) are currently in development. Although it is impossible to plan for every contingency, Chicago Title is taking steps to identify certain problems which might occur and prioritizing them in accordance with their relative risk. More complex systems (e.g., business critical information technology systems and major facilities) tend to be more high risk, and Chicago Title is focusing on those in its contingency planning. Systems which have already been tested and found to be Year 2000 compliant have lower priority in Chicago Title's contingency planning.

      For both central and field offices, contingency plans are in development to provide for the transfer of business operations from a non-compliant Year 2000 facility to the nearest fully operational facility. Contingency plans are also in development to allow fully operational systems to provide alternative data processing capabilities for select systems that experience failures. Chicago Title is emphasizing compliance of all systems, but expects contingency planning to be an ongoing function during 1999.

Results of Operations

Net Income

      Chicago Title's net income from continuing operations totaled $88.2 million, or $4.03 per basic and diluted share for the year ended December 31, 1998. These results included $21.6 million, or $0.98 per basic and diluted share, of after-tax spin-off and related management restructuring costs. Exclusive of after-tax spin-off and related management restructuring costs, 1998 net income from continuing operations was $109.7 million, or $5.01 per basic and diluted share. This represented an increase of 97.0 percent from the $55.7 million in net income from continuing operations, or $2.54 per basic and diluted share, earned in 1997. In 1996, net income from continuing operations was $46.6 million, or $2.13 per basic and diluted share. Total revenue rose 31.3 percent to $1.93 billion in 1998 from $1.47 billion in 1997. In 1997, total revenue rose
10.5 percent from $1.33 billion in 1996.

      For both 1998 and 1997, the improved operating results were primarily attributable to higher revenue levels resulting from improved real estate markets. All business sectors showed considerable strength as a result of favorable economic conditions highlighted by low interest rates and low levels of unemployment. Improved expense levels relative to revenue also bolstered profitability in both 1998 and 1997. Excluding spin-off and related management restructuring costs, pre-tax income from continuing operations, as a percentage of revenue, amounted to 8.8 percent in 1998, 5.7 percent in 1997 and 5.2 percent in 1996.

      Chicago Title's 1996 results from continuing operations were adversely impacted by a $4.2 million pre-tax charge associated with a write-down of the carrying value of title plants and goodwill. Operating results for 1996 were favorably impacted by an increase in pre-tax income of $8.0 million resulting from a reduction in the reserve for title losses for prior years. The reduction in the reserve for title losses was due to a downward trend in claims paid and an assessment that the mix of business written between 1993 and 1995 presented a lower level of risk than previously anticipated.

      Prior to the spin-off, Chicago Title performed trust and asset management services through a subsidiary, Alleghany Asset Management, Inc. (AAM). This subsidiary remained with Alleghany after the spin-off. Results for AAM during the periods it was owned by Chicago Title have been classified as "discontinued operations" in the financial statements included elsewhere in this report. Net income from discontinued operations was $9.0 million, or $0.41 per basic and diluted share, in 1998 compared with $12.2 million, or $0.56 per basic and diluted share, in 1997. In 1996, net income from discontinued operations was $5.5 million, or $0.25 per basic and diluted share.

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

Operating Revenues

      The real estate market had its best year ever in 1998, benefiting from the nation's longest peacetime economic expansion, the lowest inflation rate in four decades, the lowest unemployment rate in three decades, low interest rates and a rallying stock market reaching record highs. Moreover, against a backdrop of economic turmoil abroad and political uncertainty at home, the U.S. economy grew
3.9 percent in 1998, nearing the eighth consecutive year of expansion.

      Fueled by low mortgage rates, strong job growth, rising wages, high consumer confidence levels and greater purchasing power, sales of existing single-family homes soared 13.5 percent to an all-time high of 4.79 million in 1998, beating the previous record of 4.22 million in 1997. This was the third straight record year for sales of existing homes. With sales of new homes also proceeding at a record pace, construction of new single-family homes reached
1.27 million in 1998, a 12 percent increase from 1997.

      Chicago Title's operating revenue reflects the growing economy and real estate market. Title, escrow, trust and other revenue increased to $1.86 billion in 1998 from $1.41 billion in 1997 and from $1.28 billion in 1996. Approximately 35 percent of the $450.0 million increase in 1998 was attributable to gross agent revenues, 28 percent was related to direct residential title premiums, 13 percent was due to direct escrow and closing fees, 8 percent was attributable to direct real estate-related service fees, 7 percent was attributable to direct commercial title premiums and the remainder was due to various other items. Approximately 38 percent of the $132.9 million increase in 1997 was attributable to gross agent revenues, 26 percent was due to direct commercial title premiums, 11 percent was related to direct residential title premiums, 10 percent was attributable to direct real estate-related service fees, 9 percent was due to direct escrow and closing fees, and the remainder was due to various other items.

      In 1998, direct title premiums related to residential purchase transactions, residential refinance transactions and commercial and industrial transactions increased by 23.7 percent, 131.1 percent and 18.0 percent, respectively, from 1997, compared with increases of 4.9 percent, 10.1 percent and 26.0 percent, respectively, in 1997 from 1996. In 1998, 1997 and 1996, approximately 66 percent, 61 percent and 65 percent, respectively, of Chicago Title's direct title premiums were attributable to residential transactions; the remainder in each year was attributable to commercial and industrial transactions.

Investment Income

      Pre-tax investment income totaled $63.8 million in 1998, compared with $52.3 million in 1997 and $47.7 million in 1996. These increases were due principally to higher levels of investment assets. Chicago Title also recorded a pre-tax gain of $1.4 million on investment transactions in 1998, compared with pre-tax gains of $3.7 million in 1997 and $1.4 million in 1996. Of the $3.7 million pre-tax gain that was recognized in 1997, $2.2 million was related to sales of securities to Chicago Title's former parent, Alleghany.

Expenses

      Commissions Paid to Agents. Payment of commissions to title insurance agents constitutes the largest single expense incurred by Chicago Title. Commission rates vary by geographic areas in which the commissions are earned, primarily due to competitive factors. The percentage of premiums retained by agents amounted to 76.4 percent in 1998, 76.2 percent in 1997 and 75.7 percent in 1996. Chicago Title reports amounts retained by agents, along with amounts paid to approved attorneys, as commissions paid to agents in the consolidated statements of income included elsewhere in this report.

      Salaries and Other Employee Benefits. This category of expense represents the cost of salaries, incentive compensation and benefits paid to employees. One key ratio monitored by management is the level of these expenses as a percentage of revenue, net of commissions paid to agents. The following table summarizes this ratio for the past three years:

(In thousands)                                                             1998             1997             1996
==================================================================================================================
Title, escrow, trust and other revenue                              $ 1,861,463      $ 1,411,496      $ 1,278,590
Less: Commissions paid to agents                                       (648,023)        (526,324)        (484,351)
------------------------------------------------------------------------------------------------------------------
Net operating revenue                                                 1,213,440          885,172          794,239
------------------------------------------------------------------------------------------------------------------
Total salaries and other employee benefits                              619,814          454,648          411,815
Less: Spin-off and related management restructuring costs               (23,196)              --               --
------------------------------------------------------------------------------------------------------------------
Total salaries and other employees benefits, net                        596,618          454,648          411,815
------------------------------------------------------------------------------------------------------------------
Percentage                                                                 49.2%            51.4%            51.9%

Chicago Title Corporation and Subsidiaries 1998 Annual Report

      The level of total salaries and other employee benefits as a percentage of net operating revenue has declined in each of the last two years due to increased leveraging of fixed-cost components of labor expense with higher volumes of business, and increased management focus on controlling expenses. Management intends to seek to reduce the ratio of labor expense to operating revenue through the transfer of best practices throughout Chicago Title as well as through increased automation and continued consolidation of title plants, production centers and staff functions.

      Other Operating and Administrative Expenses. Other operating and administrative expenses included spin-off related expenses of $5.4 million in 1998. Exclusive of these costs, other operating and administrative expenses increased $87.2 million from 1997 to 1998, and increased $22.7 million from 1996 to 1997. Approximately 28 percent of the increase in 1998 was due to an increase in the expense of property information purchased from outside sources, about 20 percent was attributable to contract labor, 12 percent was due to state premium taxes and the remainder was due to various other items. The expense of property information purchased from outside sources accounted for slightly over half of the increase in expense in 1997 from 1996 and the remainder was due to various other items. In each year, the higher expense levels were primarily due to the increased volume of business.

      Provision for Title Losses. The following table summarizes key information pertaining to Chicago Title's provision for title losses:

(In thousands)                                   1998         1997          1996
--------------------------------------------------------------------------------
Provision for title losses -- current year $  123,920   $  102,324   $   91,023
Title, escrow, trust and other revenue      1,861,463    1,411,496    1,278,590
Ratio                                             6.7%         7.2%         7.1%

Reserve for title losses at year-end       $  618,831   $  564,334      532,923
Paid losses, net of recoveries                 70,233       70,913       80,015
Reserve coverage of paid losses                   8.8x         8.0x         6.7x

      The provision for title losses as a percentage of operating revenue was reduced in 1998 from the prior year level in recognition of a continued downward trend in claims paid. Because of the favorable trend in claims paid, management currently anticipates that the provision for title losses as a percentage of operating revenue will be further reduced in 1999 from the 1998 level of 6.7 percent to approximately 6.2 percent. However, the actual level of the provision for title losses in 1999 may differ based upon management's future evaluation of all pertinent factors, including analyses of actuarial studies, economic conditions and loss patterns.

      As previously discussed, Chicago Title's 1996 results included an $8.0 million reduction in the provision for title losses for prior years. This reduction in title loss provision rates was due to a downward trend in claims paid and an assessment that the mix of business written between 1993 and 1995 presented a lower level of risk.

Financial Condition

      Cash provided by continuing operations amounted to $232.5 million in 1998, compared with $260.9 million in 1997 and $87.7 million in 1996. Substantially all of the $21.6 million in spin-off and related management restructuring costs that were incurred in 1998 reduced cash provided by continuing operations.

      Chicago Title (on a stand-alone basis excluding subsidiaries) had total cash and cash equivalents of $7.0 million at December 31, 1998, none of which was pledged. The primary source of cash inflow to Chicago Title is the payment of dividends by its subsidiary Chicago Title and Trust Company (CT&T). Chicago Title's primary use of cash is the payment of dividends to its stockholders. In each of the third and fourth quarters of 1998, Chicago Title paid its stockholders a quarterly cash dividend of $0.34 per share of Chicago Title common stock. While it is currently the intention of management to recommend the payment of a quarterly dividend at this level in the future, the actual timing and amount of future dividends, if any, will depend on various factors and are subject to change at the discretion of the board of directors from time to time.

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

      At December 31, 1998, CT&T (on a stand-alone basis excluding its subsidiaries) had total cash, cash equivalents and marketable securities of $541.4 million, $502.3 million of which was pledged to secure trust and escrow deposits and other liabilities. On the same basis, as of December 31, 1997, CT&T had total cash, cash equivalents and marketable securities of $511.9 million, $476.2 million of which was pledged to secure trust and escrow deposits and other liabilities.

      The primary sources of cash inflow to CT&T are dividends paid by its subsidiaries, investment earnings and fees paid by various subsidiaries for services furnished by CT&T. The primary uses of cash by CT&T are dividends paid to Chicago Title's debt service, funding for acquisitions, capital expenditures and corporate operating expenses. As described in Note 5 to the consolidated financial statements included elsewhere in this report, CT&T's title insurance subsidiaries are restricted as to the amount of dividends that may be paid without prior approval of insurance regulatory authorities in the states in which such subsidiaries are incorporated. The maximum amount of dividends that these subsidiaries may pay to CT&T in 1999 without prior regulatory approval is approximately $80.2 million. These limitations have not affected Chicago Title's ability to meet its obligations.

      Chicago Title had consolidated outstanding long-term debt of $21.6 million at December 31, 1998. Of this amount, $19.3 million was the balance borrowed under a bank credit agreement entered into by CT&T in connection with the acquisition of two of CT&T's title insurance subsidiaries, Security Union Title Insurance Company (Security Union) and Ticor Title Insurance Company (Ticor Title). This credit agreement provides for payments of principal of $9.7 million annually in the years 1999 and 2000. Interest is payable quarterly at variable rates. The credit agreement requires CT&T to meet certain financial tests and includes customary restrictive covenants, including a limitation on the amount of additional indebtedness that may be incurred. At December 31, 1998, CT&T satisfied all applicable financial tests imposed by the credit agreement.

      CT&T currently has two arrangements in place with banking institutions for lines of credit of $20.0 million and $25.0 million. The two lines of credit are scheduled to expire on June 9, 1999, and October 31, 1999, respectively. CT&T expects to negotiate extensions of both of these lines of credit. Amounts may be drawn under these lines of credit for general corporate purposes. No amounts were drawn under these lines of credit during 1998 and no amounts were outstanding under such lines as of December 31, 1998. CT&T has a third arrangement with a banking institution that became effective January 1, 1999, for a line of credit of $20.0 million, which is scheduled to expire December 31, 1999. CT&T expects to negotiate an extension for this line of credit. Amounts may be drawn under this line of credit for general corporate purposes. This arrangement requires CT&T to meet certain financial tests and includes customary restrictive covenants.

      In 1998, CT&T entered into a bank credit agreement which provides for maximum borrowings of $50.0 million on a revolving basis. Indebtedness under this revolving credit agreement will bear interest at a floating rate, and requires CT&T to meet certain financial tests and includes customary restrictive covenants. Borrowings under the revolving credit agreement are available for general corporate purposes. The revolving credit agreement expires May 29, 2003. At December 31, 1998, CT&T satisfied all applicable financial tests imposed by the credit agreement. No amounts were drawn under this agreement during 1998 and no amounts were outstanding as of December 31, 1998.

      In addition to the credit relationships described above, in connection with its business operations Chicago Title also deposits substantial funds into demand deposit accounts with various financial institutions. Chicago Title negotiates for and receives a range of banking services from these institutions as permitted by banking laws and regulations, such as direct services, payments to third-party vendors, including one or more Chicago Title subsidiaries, that provide escrow accounting and other services, and credit accommodations including short-term low rate loans to Chicago Title secured by its assets, primarily commercial paper.

      One element of Chicago Title's strategy to increase its market share and earnings growth is the pursuit of selected acquisition opportunities intended either to broaden Chicago Title's array of product offerings or to bolster Chicago Title's presence in certain higher growth title insurance markets. The scope of this acquisition program, which involves primarily smaller companies, is limited and will be funded from internally generated cash flow and financing activities. In the first two months of 1999, Chicago Title and its subsidiaries acquired a total of three companies at a total cost of approximately $36.6 million. These acquisitions were funded from internally generated cash flow.

      Another aspect of Chicago Title's strategy is to improve work flow and productivity through the development of an "electronic spine" that will fully integrate Chicago Title's services and offices. Through December 31, 1998, Chicago Title had spent approximately $3.8 million and management currently estimates that costs aggregating approximately an additional $17 million will be incurred in connection with construction of the electronic spine. These costs are expected to be incurred over a three-year period and will be funded from internally generated cash flow. Chicago Title and its subsidiaries have no other material commitments for capital expenditures.

Chicago Title Corporation and Subsidiaries 1998 Annual Report

      Chicago Title has announced that it may purchase up to two million shares of its common stock in open market transactions during the next five years to provide for various employee and director benefit plans. In 1998, Chicago Title purchased an aggregate of 63,000 shares for about $2.6 million, for an average cost of about $40.86 per share.

      Management believes cash generated from operations, investments and cash available from financing activities will provide sufficient liquidity to meet Chicago Title's currently foreseeable needs.

Market Risk

      Market demand for Chicago Title's primary products, like that of other companies within the title insurance industry, is highly dependent upon the volume of lending activity that is secured by real estate. While the volume of real estate lending is strongly influenced by general economic conditions, the level of interest rates (as well as the direction and magnitude of changes in interest rates) is a particularly important factor. Lower interest rates tend to improve the affordability of housing and commercial space and therefore promote higher levels of construction and real estate sales. Lower interest rates also make the refinancing of existing loans secured by real estate more economically feasible. Conversely, the increased financing costs associated with higher interest rates tend to lower the demand for real estate and reduce the amount of real estate lending. Consequently, Chicago Title's revenue tends to expand in periods of lower interest rates and contract in periods of higher interest rates.

      To mitigate the risks associated with fluctuations in demand, Chicago Title strives to maintain a cost structure that is highly variable. The most visible aspect of this is its network of over 4,100 policy-issuing agents. These agents are independent companies that maintain the staff and facilities necessary to generate and produce title insurance business. Chicago Title pays the agents a commission based upon a percentage of title premiums, resulting in a distribution channel with a highly variable cost structure.

      Within its direct operations, Chicago Title's most significant expense is labor. Chicago Title's employee compensation strategy is to emphasize variable expense programs such as commissions, incentive compensation plans tied to financial results and profit sharing programs. One of the benefits of the spin-off is that it provides Chicago Title with the ability to utilize equity-based compensation plans that enhance the variable nature of staffing expense. In addition, Chicago Title strives to meet its peak staffing needs through the use of temporary and part-time personnel. Chicago Title maintains contingency plans that identify specific cost reduction actions to be taken to ensure swift action in the event that demand subsides.

      An element of diversification within Chicago Title's revenue sources is its maintenance of a substantial portfolio of liquid, relatively short-duration investment securities. Chicago Title does not specifically match particular assets to related liabilities (primarily claims obligations), but instead holds the investment portfolio to a shorter maturity than liabilities. This relatively short portfolio maturity structure is maintained so that investment income responds to changes in the level of interest rates, offsetting to some degree the cyclicality of title insurance operations. However, Chicago Title regularly re-examines its portfolio strategies and periodically modifies asset allocation and bond portfolio maturity based on the market outlook, interest rates and/or title insurance operating conditions.

      At December 31, 1998, the duration of the fixed-income securities in Chicago Title's portfolio was approximately 2.4 years and is managed within a duration range of 1.9 to 3.1 years. Duration measures a portfolio's sensitivity to changes in interest rates; a change within a range of plus or minus 1 percent in interest rates would be expected to result in an inverse change of approximately 2.4 percent in the value of Chicago Title's portfolio.

      Chicago Title's total capitalization amounted to $483 million at December 31, 1998. Of this amount, only 4.5 percent or $22 million was attributable to long-term debt and the remainder was provided by equity capital. The low level of reliance on interest sensitive capital also serves to mitigate risks that would emanate from a rising interest rate environment.

                   Chicago Title Corporation and subsidiaries 1998 Annual Report

      The table below provides information about Chicago Title's financial instruments that are sensitive to changes in interest rates, including investment securities and debt obligations. At December 31, 1998, Chicago Title had no interest rate swaps or other material derivative financial instruments outstanding. The entire portfolio of investment securities is classified as available for sale. Chicago Title does not maintain a trading portfolio. For both investment securities and debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. The expected maturity dates for the callable securities, which are primarily mortgage-backed securities, are based upon contractual amounts. Chicago Title had no variable rate investment securities at December 31, 1998. The variable rate debt instrument is tied to the London Inter-Bank Offered Rate (LIBOR) and rates shown are based on those in effect at December 31, 1998.

                                                                                                   There-                      Fair
(In millions)                            1999        2000        2001        2002        2003       after        Total        Value
-----------------------------------------------------------------------------------------------------------------------------------
Investment securities
  Fixed rate, non-callable            $ 337.3     $ 114.2     $  94.7     $  85.1     $  84.6     $ 182.9     $  898.8     $  922.5
    Average interest rates               5.40%       5.60%       5.65%       5.85%       5.47%       6.29%        5.68%        4.86%
  Fixed rate, callable                $   7.4     $   6.0     $  10.8     $  11.2     $  16.7     $ 178.3     $  230.4     $  236.1
    Average interest rates               7.17%       6.97%       6.74%       6.33%       5.51%       6.48%        6.45%        6.31%

Notes payable
  Fixed rate                          $   0.4     $   0.7     $   0.7     $   0.2     $   0.1     $   0.2     $    2.3     $    2.3
    Average interest rates               8.44%       7.85%       7.88%       8.87%       9.00%       9.00%        8.15%        8.15%
  Variable rate                       $   9.7     $   9.6          --          --          --          --     $   19.3     $   19.3
    Average interest rates               5.72%       5.72%         --          --          --          --         5.72%        5.72%

      In addition to the fixed rate securities shown in the table above, at December 31, 1998 Chicago Title held equity securities with a total cost of $33.1 million and a total market value of $35.5 million.

Forward-Looking Statements

      This "Management's Discussion and Analysis" contains disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based upon Chicago Title's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and anticipated actions and Chicago Title's future financial condition and results. These uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment; the effect of fluctuations in the volume of real estate transactions; acquisition activities; general economic conditions; the relatively high costs of producing title evidence when premiums are subject to regulatory and competitive restraints; the effect of interest rate levels on Chicago Title's investment portfolio; the effect of state regulations requiring maintenance of minimum levels of capital and surplus and restricting the payment of dividends; the success of Chicago Title in achieving Year 2000 compliance; and the risk of substantial claims by large classes of claimants, such as aboriginal title claims of Native Americans. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Chicago Title.

Chicago Title Corporation and Subsidiaries 1998 Annual Report

Consolidated Balance Sheets

December 31,                                                                                    1998           1997
-------------------------------------------------------------------------------------------------------------------
(In thousands, except share data)

Assets
Cash on hand and in banks                                                                $    39,230    $    21,219
Cash pledged to secure trust and escrow deposits                                              93,887        100,207
Marketable securities, available-for-sale:
  Fixed maturities, at fair value (amortized cost of $1,136,432 and
    $1,016,446 in 1998 and 1997, respectively)                                             1,158,664      1,032,089
  Equity securities, at fair value (cost of $33,079 and $33,232 in
    1998 and 1997, respectively)                                                              35,464         34,489
    ---------------------------------------------------------------------------------------------------------------
Total marketable securities                                                                1,194,128      1,066,578
Receivables, including accrued investment income, less allowance for doubtful
  accounts of $14,072 and $7,574 in 1998 and 1997, respectively                               75,840         62,558
Deferred federal income taxes                                                                 89,553         75,997
Fixed assets, net                                                                            104,322         97,222
Title plants                                                                                 151,600        150,546
Net assets of Alleghany Asset Management, Inc. to be distributed
  to Alleghany Corporation                                                                        --         18,097
Other assets                                                                                 133,199        109,783
-------------------------------------------------------------------------------------------------------------------
Total assets                                                                             $ 1,881,759    $ 1,702,207
-------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Accounts payable                                                                         $   112,136    $   105,692
Accrued expenses and other liabilities                                                       172,253        128,638
Notes payable and other obligations                                                           21,648         32,443
Reserve for title losses                                                                     618,831        564,334
Trust and escrow deposits secured by pledged assets                                          495,299        467,553
-------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                          1,420,167      1,298,660
-------------------------------------------------------------------------------------------------------------------

Stockholders' Equity (Note 6):
  Common stock - par value of $1 and $4,000 per share, authorized 66,000,000 and
    3,722 shares; issued 21,926,651 and 3,419 shares at December 31, 1998 and
    December 31, 1997, respectively                                                           21,927         13,676
  Additional paid-in capital                                                                 128,137        117,381
  Unearned compensation-restricted stock                                                     (15,573)            --
  Retained earnings                                                                          311,988        261,425
  Accumulated other comprehensive income (Note 6)                                             16,001         11,065
  Cost of treasury stock 20,966 shares)                                                         (888)            --
  -----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                   461,592        403,547
-------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                               $ 1,881,759    $ 1,702,207
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

Consolidated Statements of Income

Years ended December 31,                                                                    1998              1997             1996
====================================================================================================================================
(In thousands, except per share data)

Revenues:
  Title, escrow, trust and other revenue                                              $1,861,463        $1,411,496        $1,278,590
  Investment income                                                                       63,837            52,266            47,658
  Net realized investment gain on sales to Alleghany Corporation                              --             2,214                --
  Net realized investment gains - other                                                    1,409             1,470             1,436
  ----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                                         1,926,709         1,467,446         1,327,684
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
  Salaries and other employee benefits                                                   619,814           454,648           411,815
  Commissions paid to agents                                                             648,023           526,324           484,351
  Provisions for title losses                                                            123,920           102,324            83,023
  Interest expense                                                                         4,707             4,644             5,566
  Other operating and administrative expenses                                            388,540           295,903           273,236
  ----------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                         1,785,004         1,383,843         1,257,991
------------------------------------------------------------------------------------------------------------------------------------
Operating income from continuing operations before income taxes                          141,705            83,603            69,693
Income taxes                                                                              53,536            27,894            23,115
------------------------------------------------------------------------------------------------------------------------------------
Net income from continuing operations                                                     88,169            55,709            46,578
Net income from discontinued operations                                                    9,013            12,162             5,462
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                            $   97,182        $   67,871        $   52,040
------------------------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings per share (Note 8):
  Continuing operations                                                               $     4.03        $     2.54        $     2.13
  Discontinued operations                                                                   0.41              0.56              0.25
  ----------------------------------------------------------------------------------------------------------------------------------
Net earnings per share                                                                $     4.44        $     3.10        $     2.38
====================================================================================================================================

See accompanying notes to consolidated financial statements.

Chicago Title Corporation and Subsidiaries 1998 Annual Report

Consolidated Statements of
Changes in Stockholders' Equity
and Comprehensive Income

                                                                       Unearned              Accumulated
                                                                        compen-                    other
                                                         Additional    sation--                  compre-     Cost of          Total
                                               Common       paid-in  restricted     Retained     hensive    treasury  stockholders'
Years ended December 31, 1998, 1997 and 1996    stock       capital       stock     earnings      income       stock         equity
===================================================================================================================================
(In thousands)
Balance at December 31, 1995                $  14,876    $ 126,100    $      --    $ 192,347   $  13,115   $      --      $ 346,438
 Net income                                        --           --           --       52,040          --          --         52,040
 Other comprehensive income (Note 6)               --           --           --           --      (9,236)         --         (9,236)
                                                                                                                          ---------
 Total comprehensive income                                                                                                  42,804
                                                                                                                          ---------
 Purchase and retirement of common stock       (1,200)     (10,072)          --      (18,728)         --          --        (30,000)
 Capital contributions from former parent          --        1,353           --           --          --          --          1,353
 ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                   13,676      117,381           --      225,659       3,879          --        360,595
 Net income                                        --           --           --       67,871          --          --         67,871
 Other comprehensive income (Note 6)               --           --           --           --       7,186          --          7,186
                                                                                                                          ---------
 Total comprehensive income                                                                                                  75,057
                                                                                                                          ---------
 Dividends paid to former parent                   --           --           --      (32,105)         --          --        (32,105)
 ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                   13,676      117,381           --      261,425      11,065          --        403,547
 Net income                                        --           --           --       97,182          --          --         97,182
 Other comprehensive income (Note 6)               --           --           --           --       5,040          --          5,040
                                                                                                                          ---------
 Total comprehensive income                                                                                                 102,222
                                                                                                                          ---------
 Recapitalization for spin-off                  7,848       (7,848)          --           --          --          --             --
 Issuance of stock                                403       18,599      (18,877)          --          --          --            125
 Amortization of restricted stock                  --           --        3,304           --          --          --          3,304
 Dividends to former parent                        --           --           --      (31,599)       (104)         --        (31,703)
 Treasury shares acquired and reissued
   for employee benefit plans                      --            5           --         (119)         --        (888)        (1,002)
 Cash dividends paid to stockholders
   ($0.68 per share)                               --           --           --      (14,901)         --          --        (14,901)
   --------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                $  21,927    $ 128,137    $ (15,573)   $ 311,988   $  16,001   $    (888)     $ 461,592
===================================================================================================================================

See accompanying notes to consolidated financial statements.


                                    36 & 37

Chicago Title Corporation and Subsidiaries 1998 Annual Report

Consolidated Statements of Cash Flows

Years ended December 31,                                                                     1998             1997             1996
===================================================================================================================================
(In thousands)
Cash flows from continuing operations activities:
  Net income from continuing operations                                                 $  88,169        $  55,709        $  46,578
    Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations activities:
     Depreciation and amortization                                                         40,907           31,032           27,567
     Changes in assets and liabilities:
       Cash pledged to secure trust and escrow deposits                                     6,320             (815)           7,868
       Receivables                                                                         (7,097)         (10,979)          (2,677)
       Current and deferred Federal income taxes                                          (18,190)          (4,792)             488
       Other assets                                                                          (830)          12,058           (5,978)
       Accounts payable and accrued expenses and other liabilities                         43,258           39,091           25,940
       Reserve for title losses                                                            53,687           31,411            3,090
       Trust and escrow deposits secured by pledged assets                                 27,660          111,842          (13,740)
     Gain on sale of investments                                                           (1,409)          (3,684)          (1,436)
     ------------------------------------------------------------------------------------------------------------------------------
  Net adjustments                                                                         144,306          205,164           41,122
  ---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by continuing operations activities                                     232,475          260,873           87,700
-----------------------------------------------------------------------------------------------------------------------------------
Dividends received from Alleghany Asset Management, Inc.                                    7,472           13,300            3,401
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operations                                                           239,947          274,173           91,101
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of long-term marketable securities                                           (426,759)        (384,693)        (266,808)
  Sales of long-term marketable securities                                                167,772          148,968          119,799
  Maturities and redemptions of long-term marketable securities                           107,441          132,664          131,505
  Net sales (purchases) of short-term investments                                          32,027          (99,509)         (16,318)
  Purchases of other invested assets                                                       (6,986)          (4,955)         (22,430)
  Sales of other invested assets                                                            4,336            7,163           27,169
  Purchases of fixed assets                                                               (35,094)         (28,506)         (33,048)
  Sales of fixed assets                                                                     4,400            3,134            4,546
  Purchases of title plants                                                                  (305)            (584)            (118)
  Sales of title plants                                                                        --            1,385               --
  Purchases of subsidiaries                                                               (32,427)          (4,106)          (2,264)
  Cash received from sale of subsidiary                                                        --               --            4,073
  Cash of acquired subsidiaries                                                             4,443               33            1,700
  ---------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                    (181,152)        (229,006)         (52,194)
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Dividends paid to former parent                                                          (9,000)         (32,105)              --
  Repurchase of common stock from former parent                                                --               --          (30,000)
  Principal payments on notes payable and other obligations                               (12,840)         (11,554)         (13,505)
  Payment of cash dividends (Note 6)                                                      (14,894)              --               --
  Purchases of treasury stock, net of reissuances (Note 6)                                 (1,007)              --               --
  Proceeds of long-term debt                                                                   --               --            1,550
  Cash remaining with discontinued operations                                              (3,043)          (3,361)            (512)
  ---------------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                                     (40,784)         (47,020)         (42,467)
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                            18,011           (1,853)          (3,560)
Cash at beginning of year                                                                  21,219           23,072           26,632
-----------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                                     $  39,230        $  21,219        $  23,072
===================================================================================================================================

See accompanying notes to consolidated financial statements.

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

Notes to Consolidated
Financial Statements

(1) Nature of Operations and Basis of Presentation

Nature of Operations

      Chicago Title Corporation (Chicago Title) and its subsidiaries (collectively, the Company) issue title insurance policies and manage escrow funds principally through three subsidiaries: Chicago Title Insurance Company
(CTIC), Ticor Title Insurance Company (Ticor Title) and Security Union Title Insurance Company (Security Union). Title insurance provides protection against defects in title to owners and lenders in real estate transactions, and the Company earns escrow fees for its role in managing escrow funds related to real estate transactions. Business is conducted on a nationwide basis, and insurance policies are distributed through more than 340 full service offices and 4,100 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam and Canada. Customers include attorneys, real estate professionals, banks and other parties to real estate transactions. Other real estate-related services include the production and delivery of flood certificates, consumer credit information, real estate valuations and default management. These services are offered through various subsidiaries.

      The Company reports its financial information as one segment.

Basis of Presentation

      The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company. All significant intercompany transactions have been eliminated in consolidation. All dollar amounts shown, except per share data, are in thousands unless otherwise noted.

Spin-off

      On June 17, 1998, Alleghany Corporation (Alleghany) completed a spin-off of the Company through the pro-rata distribution to its stockholders of 21,523,863 shares of common stock of Chicago Title. Immediately prior to the spin-off, 364,184 shares of common stock were issued as restricted stock to members of the Company's senior management. Immediately after the spin-off, an additional 16,000 shares were issued as restricted stock to non-employee directors of Chicago Title. These shares of restricted stock will be expensed over their respective vesting periods based upon the value of such shares as of the first trading day after the spin-off, which was $18.0 million. On the day after the spin-off, the non-employee directors of Chicago Title received a total of 2,604 shares in lieu of cash as payment of a portion of their annual retainer.

      On a pre-tax basis, for the year ended December 31, 1998, salaries and other employee benefits included $19.5 million in executive compensation associated with the spin-off (including $7.2 million attributable to the repurchase of an option that had been granted to John Rau in connection with the commencement of his employment as President and Chief Executive Officer of Chicago Title's subsidiary Chicago Title and Trust Company (CT&T) in January
1997), and $3.7 million in related managerial restructuring expenses.

      On a pre-tax basis, for the year ended December 31, 1998, other operating and administrative expenses included $5.4 million for professional fees, printing costs, listing fees and other expenses directly associated with the spin-off.

      In connection with the spin-off, effective June 9, 1998, all of the outstanding stock of Alleghany Asset Management, Inc. (AAM) was distributed by CT&T to Alleghany, which resulted in a $22.7 million reduction in the Company's stockholders' equity. In light of such distribution, AAM is classified as a discontinued operation for all periods presented.

Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Discontinued Operations

      AAM participates in the financial services and investment management business principally through two subsidiaries: The Chicago Trust Company and Montag & Caldwell, Inc. These companies provide investment management, counseling and administrative services to institutional clients, pension and profit sharing plans and high net worth individuals. The Chicago Trust Company acts as trustee and fiduciary under various types of trust agreements. Another subsidiary of AAM, Chicago Deferred Exchange Corporation, acts as an intermediary to facilitate tax-free exchanges of real and personal property.

Chicago Title Corporation and Subsidiaries 1998 Annual Report

      The net assets and results of operations of AAM are shown as discontinued operations in the accompanying consolidated financial statements. All footnote disclosures reflect continuing operations only, unless otherwise noted. See Notes 13 and 15 for further discussion.

(2) Significant Accounting Policies

Cash

      For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

Marketable Securities

      Marketable securities consist of investments in fixed maturities and equity securities. Fixed maturities consist of bonds, certificates of deposit, commercial paper and redeemable preferred stocks. The Company determines the appropriate classification of marketable securities at the time of purchase. As of December 31, 1998 and 1997, all marketable securities are classified as available-for-sale and carried at fair value. Unrealized gains and losses, net of deferred taxes, are excluded from net income and are reported as a separate component of stockholders' equity until realized. A decline in the market value of any marketable security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security. Realized gains and losses on marketable securities are determined on the specific identification method.

Fixed Assets

      Fixed assets, except land, are depreciated or amortized on a straight-line basis using estimated lives ranging from three to 40 years. At December 31, 1998, gross fixed assets consisted of land, buildings and improvements, and furniture and equipment of $8,043, $56,924 and $107,316, respectively. At December 31, 1997, gross fixed assets consisted of land, buildings and improvements, and furniture and equipment of $8,596, $57,553 and $89,001, respectively. Accumulated depreciation and amortization was $67,961 and $57,928 at December 31, 1998 and 1997, respectively.

Title Plants

      Title plants are carried at cost. The cost is not being amortized, as properly maintained title plants have indefinite lives. Title plants are reviewed for impairment whenever events or circumstances provide evidence suggesting the carrying amount of the asset may not be recoverable. Current costs of maintaining title plants are expensed in the year incurred.

Goodwill

      Goodwill is amortized over its estimated useful life on a straight-line basis over periods ranging from five to 40 years. Goodwill is reviewed for impairment whenever events or circumstances provide evidence suggesting the carrying amount of the asset may not be recoverable. The carrying value of goodwill included in other assets was $90,581 and $69,407 at December 31, 1998 and 1997, respectively.

Federal Income Taxes

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Reserve for Title Losses

      The reserve for title losses represents the estimated claim cost and loss adjustment expense necessary to cover the ultimate net cost of settling all losses incurred and unpaid. Such estimates are based on individual case estimates for reported claims and estimates for incurred but not reported losses. These estimates are adjusted in the aggregate for ultimate loss expectations based on historical experience patterns, with any change in probable ultimate liabilities being reflected in net income. In the opinion of management, the current reserve for title losses is adequate.

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

Fair Value Disclosures

      The Company does not have a material amount of derivative financial instruments. In addition, the carrying values and fair values of the Company's financial instruments are disclosed in Note 14. Generally accepted accounting principles exclude certain financial instruments and all nonfinancial instruments from disclosure requirements.

Escrow Deposits

      The title insurance subsidiaries administer escrow deposits generally related to customers' real estate transactions. The funds are held in an agency capacity and, accordingly, amounts aggregating approximately $1,450,390 and $1,626,403 are excluded from the accompanying consolidated balance sheets at December 31, 1998 and 1997, respectively.

Regulatory Accounting Practices

      The title insurance subsidiaries are required to file annual statements with insurance regulatory authorities which are prepared on an accounting basis prescribed or permitted by such authorities. Prescribed statutory accounting principles include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

Revenue Recognition

      Title insurance premiums and escrow fees are typically recognized as revenues at the time of the real estate closing. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

Stock-based Compensation

      The Company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees." The Company has not issued stock options where the exercise price is less than the market value of Chicago Title common stock on the date of grant and, accordingly, no compensation expense has been recognized.

Statements of Cash Flows

      The Company has elected to use the indirect method in reporting net cash flow from operating activities. Under this method, the following additional disclosures are required for each of the years in the three-year period ended December 31, 1998:

                                            1998            1997            1996
================================================================================
Interest paid                            $ 4,746         $ 5,077         $ 5,602
Income taxes paid                         69,442          41,331          28,216
================================================================================

Reclassifications

      Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform with the 1998 presentation.

Accounting Changes

      In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 applies only to public companies. Under SFAS No. 128, the dual presentation of basic and diluted earnings per share (EPS) is required on the face of the income statement for all entities with complex capital structures. The Company adopted SFAS No. 128 in 1998.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, for fiscal years beginning after December 15, 1997, enterprises providing a full set of financial statements that report financial position, results of operations and cash flows should also include a statement of comprehensive income. The Company adopted SFAS No. 130 in 1998.

Chicago Title Corporation and Subsidiaries 1998 Annual Report

      Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, for fiscal years beginning after December 31, 1997, public business enterprises are required to provide disclosures about operating segments using the "management approach." Since the Company manages its business as one operating segment, SFAS No. 131 results in no change in the Company's financial reporting.

      In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes an employer's disclosures about pension and other postretirement benefit plans, requires additional information on the benefit obligations and fair values of plan assets and eliminates certain disclosures. SFAS No. 132 is effective for financial statements for fiscal years beginning after December 15, 1997. The provisions of SFAS No. 132 are of a reporting nature and do not have an impact on the financial position or results of operations of the Company. The Company adopted SFAS No. 132 in 1998.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for financial statements for fiscal years beginning after June 15, 1999. The Company intends to adopt SFAS No. 133 in 1999. While the Company is still evaluating this standard, adoption of SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Company.

      In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" which provides guidance on accounting for the costs of computer software intended for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company intends to adopt SOP 98-1 in 1999 and is still evaluating its impact on the financial position and results of operations of the Company.

(3) Marketable Securities

      The amortized cost and fair value of those Company investments in marketable securities included in the consolidated balance sheets which represent fixed maturities and equity securities as of December 31, 1998 and 1997 are as follows:

                                                           Gross             Gross
                                     Amortized        unrealized        unrealized               Fair
1998                                      cost             gains            losses              value
=====================================================================================================
Fixed maturities:
 U.S. Government obligations        $  420,079        $   12,426        $     (257)        $  432,248
 State and municipal bonds             333,814             6,832               (81)           340,565
 Other bonds                           173,973             3,699              (779)           176,893
 Certificates of deposit                 5,455                --                --              5,455
 Commercial paper                      189,498                --                --            189,498
 Redeemable preferred stocks            13,613               482               (90)            14,005
 ----------------------------------------------------------------------------------------------------
Total fixed maturities               1,136,432            23,439            (1,207)         1,158,664
Equity securities                       33,079             2,570              (185)            35,464
-----------------------------------------------------------------------------------------------------
Total                               $1,169,511        $   26,009        $   (1,392)        $1,194,128
=====================================================================================================

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

                                                           Gross             Gross
                                     Amortized        unrealized        unrealized               Fair
1997                                      cost             gains            losses              value
=====================================================================================================
Fixed maturities:
 U.S. Government obligations        $  402,677        $    8,359        $     (492)        $  410,544
 State and municipal bonds             267,914             4,350               (82)           272,182
 Other bonds                           149,532             2,845              (337)           152,040
 Certificates of deposit                30,710                --                --             30,710
 Commercial paper                      150,000                --                --            150,000
 Redeemable preferred stocks            15,613             1,101              (101)            16,613
 ----------------------------------------------------------------------------------------------------
Total fixed maturities               1,016,446            16,655            (1,012)         1,032,089
Equity securities                       33,232             1,465              (208)            34,489
-----------------------------------------------------------------------------------------------------
Total                               $1,049,678        $   18,120        $   (1,220)        $1,066,578
=====================================================================================================

      The fair value of certain bonds is less than amortized cost. No provision has been made for possible losses on these bonds as such declines are considered to be temporary. Amortized cost for certain investments represents original cost adjusted for other than temporary declines in value.

      Marketable securities with restrictions at December 31, 1998 and 1997 are as follows:

                                                                           1998             1997
================================================================================================
Pledged to secure statutory premium reserves                           $430,898         $400,164
On deposit with regulatory authorities                                   19,201           17,701
Pledged to secure trust and escrow deposits                             408,434          374,888
================================================================================================

      The amortized cost and fair value of fixed maturities at December 31, 1998, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Amortized              Fair
                                                   cost             value
=========================================================================
Due in one year or less                      $  353,058        $  354,153
Due after one year through five years           416,972           425,975
Due after five years through 10 years           139,068           141,599
Due after 10 years                               32,284            38,582
-------------------------------------------------------------------------
                                                941,382           960,309
Mortgage-backed securities                      195,050           198,355
-------------------------------------------------------------------------
Total                                        $1,136,432        $1,158,664
=========================================================================

      The change in accumulated other comprehensive income included in stockholders' equity for each of the years in the three-year period ended December 31, 1998 was as follows:

                                                                                   1998             1997             1996
=========================================================================================================================
Change in accumulated other comprehensive income--continuing operations        $  7,717         $ 10,903         $(14,081)
Income tax benefit (expense)--continuing operations                              (2,701)          (3,816)           4,928
Change in accumulated other comprehensive income--discontinued
 operations, net of income tax benefit (expense)                                     24               99              (83)
 ------------------------------------------------------------------------------------------------------------------------
Change in accumulated other comprehensive income, net of taxes                 $  5,040         $  7,186         $ (9,236)
=========================================================================================================================

Chicago Title Corporation and Subsidiaries 1998 Annual Report

      Net investment income from marketable securities included in the results of operations for each of the years in the three-year period ended December 31, 1998 was as follows:

                                                  1998         1997         1996
================================================================================
Interest on fixed maturities                   $61,117      $50,481      $46,679
Dividends on equity securities                   2,720        1,785          979
--------------------------------------------------------------------------------
Investment income                              $63,837      $52,266      $47,658
================================================================================

      Investment expenses are included in other operating and administrative expenses and are immaterial. Proceeds from sales of marketable securities were $167,772, $148,968 and $119,799 during 1998, 1997 and 1996, respectively. The components of net gains on sales of those marketable securities included in the results of operations for each of the years in the three-year period ended December 31, 1998 were as follows:

                                                     1998       1997       1996
===============================================================================
Fixed maturities:
 Gains                                            $ 1,412    $ 1,514    $ 1,446
 Losses                                               (36)       (45)       (10)
Equity securities:
 Gains                                                 33      8,097         --
 Losses                                                --     (5,882)        --
 ------------------------------------------------------------------------------
Net gains on sales of marketable securities       $ 1,409    $ 3,684    $ 1,436
===============================================================================

(4) Notes Payable and Other Obligations

      Notes payable and other obligations included in the consolidated balance sheets at December 31, 1998 and 1997 are summarized below:

                                                                            1998      1997
==========================================================================================
Bank borrowing at 5.72 percent to 6.31 percent during 1998 and
 6.00 percent to 8.60 percent during 1997                                $19,333   $29,000
Unsecured promissory notes at 6.00 percent to 9.00 percent during 1998
 and 6.00 percent to 10.75 percent during 1997                             2,315     3,443
------------------------------------------------------------------------------------------
Total notes payable and other obligations                                $21,648   $32,443
==========================================================================================

      The bank borrowing represents the outstanding balance borrowed in connection with the acquisition of two of the Company's subsidiaries, Security Union and Ticor. The credit agreement on the bank borrowing provides for reductions of principal of $9,667 annually in 1999 and 2000 and bears interest at a floating rate payable quarterly. The credit agreement requires CT&T to meet certain financial tests and includes certain restrictive covenants, including a limitation on the amount of additional indebtedness that may be incurred. At December 31, 1998, CT&T satisfied all applicable financial tests imposed by the credit agreement.

      In 1998, CT&T entered into a new bank credit agreement, which provides for maximum borrowings of $50.0 million on a revolving basis. Indebtedness under this revolving credit agreement will bear interest at a floating rate, and requires CT&T to meet certain financial tests and includes customary restrictive covenants. Borrowings under the revolving credit agreement will be available for general corporate purposes. The revolving credit agreement expires May 29, 2003. At December 31, 1998, CT&T satisfied all applicable financial tests imposed by the credit agreement. As of December 31, 1998, no amounts were outstanding under this line of credit.

      As of December 31, 1998, CT&T had two arrangements in place with banking institutions for lines of credit for $20.0 million and $25.0 million. The two lines of credit are scheduled to expire on June 9, 1999 and October 31, 1999, respectively. Amounts may be drawn under these lines of credit for general corporate purposes. No amounts were drawn under these lines of credit during 1998 and no amounts were outstanding under such lines as of December 31, 1998. CT&T has a third line of credit for $20.0 million that became effective January 1, 1999 and it is scheduled to expire

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

December 31, 1999. Amounts may be drawn under this line of credit for general corporate purposes. This arrangement requires CT&T to meet certain financial tests and includes some customary restrictive covenants.

      In addition to the credit relationships described above, in connection with its business operations Chicago Title also deposits substantial funds into demand deposit accounts with various financial institutions. Chicago Title negotiates for and receives a range of banking services from these institutions as permitted by banking laws and regulations, such as direct services, payments to third-party vendors, including one or more Chicago Title subsidiaries, that provide escrow accounting and other services, and credit accommodations including short-term low rate loans to Chicago Title secured by its assets, primarily commercial paper.

(5) Statutory Surplus and Net Income

      The Company's title insurance subsidiaries are restricted as to the amount of dividends that may be paid without prior regulatory approval. The maximum amount of dividends that these subsidiaries may pay in 1999 without prior regulatory approval is $80,218. The statutory surplus of CTIC, Ticor Title and Security Union as reported to regulatory authorities was $291,110, $251,996 and $243,093 as of December 31, 1998, 1997 and 1996, respectively. The statutory net income of CTIC, Ticor Title and Security Union as reported to regulatory authorities was $86,517, $72,683 and $56,038 for the years ended December 31, 1998, 1997 and 1996, respectively.

      The title insurance subsidiaries have prepared their annual statements using certain permitted statutory accounting practices, which differ from prescribed statutory accounting practices, but which have been approved by the respective insurance departments of their states of domicile. Such practices include the recognition of a deferred tax asset attributable to net operating loss carryforwards of a merged affiliated company, and different methodologies in the calculation of the statutory premium reserve for three of the title insurers. The Company believes that such permitted practices do not have any negative implication for the individual title insurers nor on the accompanying consolidated financial statements.

(6) Stockholders' Equity

      Dividends declared and paid to the Company by title insurance subsidiaries, other subsidiaries and AAM for each of the years in the three-year period ended December 31, 1998 were as follows:

                                                                      1998      1997      1996
==============================================================================================
Title insurance subsidiaries                                       $54,300   $46,700   $32,200
Other subsidiaries                                                   5,300     5,000       700
----------------------------------------------------------------------------------------------
Continuing operations                                               59,600    51,700    32,900
AAM                                                                  7,995    13,300     3,401
----------------------------------------------------------------------------------------------
Total dividends declared and paid to the Company by subsidiaries   $67,595   $65,000   $36,301
==============================================================================================

      The Company paid cash dividends of $9,000, $32,105 and $0 to Alleghany in 1998, 1997 and 1996, respectively. The Company also paid dividends of $14,894 to its stockholders during 1998 following the spin-off.

      During 1996, the Company purchased 300 shares of its common stock from Alleghany for $30,000, and retired the shares. Common stock was reduced by the par value of the shares, and additional paid-in capital and retained earnings have been reduced on a pro-rata basis for the cost of the repurchased shares.

      Also in 1996, Alleghany transferred its ownership interest in Chicago Title--Market Intelligence Inc. and Chicago Title of Colorado to the Company in the form of a capital contribution valued at $307 and $687, respectively. An additional capital contribution of $359 was recorded in 1996 upon resolution of a contingent liability relating to Chicago Title Credit Services Inc., which was transferred to the Company in the form of a capital contribution in 1995.

      In July 1998, Chicago Title's board of directors authorized the purchase of up to two million shares of Chicago Title common stock over the next five years to provide shares for various employee and director benefit plans. As of December 31, 1998, 63,000 shares of common stock had been repurchased at a cost of $2,574. Subsequently, 42,034 of these shares were reissued under Chicago Title's Employee Stock Purchase Plan. The remaining 20,966 shares are expected to be reissued in the first quarter of 1999.

      During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" which requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that requires disclosure of certain financial information that historically has not been recognized in

Chicago Title Corporation and Subsidiaries 1998 Annual Report

the calculation of net income. At December 31, 1998, 1997 and 1996, the Company held securities classified as available for sale, which had pre-tax unrealized gains (losses) of $7,754, $11,055 and ($14,209), respectively. These amounts reflect pre-tax reclassification adjustments of $1,409, $3,684 and $1,436 for gains realized in income from the sale of marketable securities in 1998, 1997 and 1996, respectively. The statement of changes in stockholders' equity has been restated for prior years to reflect the adoption of SFAS No. 130.

(7) Employee Benefit Plans

Pension and Other Retirement Plans

      The Company sponsors a contributory defined contribution savings and profit sharing plan for eligible employees. Eligible employees may elect to participate, contributing up to 13 percent of their base salaries. The Company will match employee contributions from a minimum of $0.25 up to a maximum of $1.50 for each dollar of employee contribution up to 6 percent of the employee's base salary, subject to the Company's return on equity for the year. The Company's cost for this plan was $20,262, $12,727 and $10,421 in 1998, 1997 and 1996, respectively.

      In addition to the defined contribution savings and profit sharing plan, employees of the Company participate in one of two additional retirement plans. Beginning in 1995, the Company implemented a noncontributory defined contribution plan. All new employees automatically participate in this plan. Additionally, certain employees who were in the defined benefit pension plan discussed below elected to participate in this plan. Contributions to this plan are based upon salary and length of service. Contributions are invested in a group of mutual funds or common stock of the Company as directed by the employee. The Company's cost for this plan was $2,780, $2,151 and $1,681 in 1998, 1997 and 1996, respectively.

      The second additional retirement plan is a noncontributory defined benefit pension plan (the Plan) covering certain of its employees. The benefits are based on years of service and the employee's average monthly compensation in the highest 60 consecutive calendar months during the 120 months ending at retirement or termination. The Company's funding policy is to contribute annually at least the minimum required contribution under the Employee Retirement Income Security Act (ERISA). Contributions are intended to provide not only for benefits accrued to date, but also for those expected to be earned in the future. The Company contributed $6,800 in 1998 and made no contribution in 1997.

      As of December 31, 1998, a total of 58,742 shares of Chicago Title common stock were held by the Company's benefit plans.

      The following table sets forth the funded status of the Plan and amounts recognized in the Company's consolidated balance sheets at December 31, 1998 and 1997:

                                                              1998         1997
===============================================================================
Change in Benefit Obligation:
Net benefit obligation at beginning of year              $ 101,924    $ 111,595
Service cost                                                 5,060        5,046
Interest cost                                                7,342        8,631
Actuarial (gain) loss                                       12,548       (7,699)
Gross benefits paid                                         (7,213)     (15,649)
-------------------------------------------------------------------------------
Net benefit obligation at end of year                      119,661      101,924

Change in Plan Assets:
Fair value of plan assets at beginning of year              97,593       90,015
Actual return on plan assets                                 5,650       13,816
Employer contributions                                          --        9,411
Gross benefits paid                                         (5,686)     (15,649)
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                    97,557       97,593

Funded status at end of year                               (22,104)      (4,331)
Employer contributions                                       6,800           --
Unrecognized net actuarial (gain) loss                      31,177       19,499
-------------------------------------------------------------------------------
Unrecognized prior service cost                               (324)        (446)
-------------------------------------------------------------------------------
Net prepaid pension asset included in other assets       $  15,549    $  14,722
===============================================================================

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

      The principal assumptions used in the actuarial calculations of projected benefit obligations and net periodic pension expense for 1998, 1997 and 1996 are as follows:

                                                1998          1997          1996
================================================================================
Weighted-average assumptions:
Discount rate                                  6.85%         7.50%         8.00%
Expected return on Plan assets                 9.00%         9.00%         9.00%
Rate of compensation increase                  4.50%         4.50%         4.50%
================================================================================

      The components of net periodic pension expense included in the results of operations for each of the years in the three-year period ended December 31, 1998 were as follows:

                                               1998          1997          1996
===============================================================================
Service cost                                $ 5,060       $ 5,046       $ 4,765
Interest cost                                 7,342         8,631         8,606
Expected return on assets                    (7,357)       (7,806)       (8,300)
Amortization of:
Transition obligation (asset)                    --          (718)       (2,873)
Prior service cost                             (120)         (122)         (122)
Actuarial (gain) loss                         2,396         4,294         4,131
-------------------------------------------------------------------------------
Total net periodic benefit cost             $ 7,321       $ 9,325       $ 6,207
===============================================================================

      The Chicago Trust Company, a subsidiary of AAM, is a qualified trust company and as such, serves as trustee for the assets of the pension and other retirement plans.

Postretirement Plans

      In addition to retirement benefits, the Company provides certain health care and life insurance benefits for retired employees. The costs of these benefit plans are accrued during the periods the employees render service.

      The Company is self-insured for its postretirement health care and life insurance benefit plans, and the plans are not funded. The health care plans provide for insurance benefits after retirement and are generally contributory, with contributions adjusted annually. Postretirement life insurance benefits are noncontributory, with coverage amounts declining with increases in a retiree's age.

      The Company's postretirement health care and life insurance costs included in the results of operations for each of the years in the three-year period ended December 31, 1998 are as follows:

                                               1998          1997          1996
===============================================================================
Service cost                                $   771       $   531       $   419
Interest cost                                 1,974         1,456         1,284
Amortization of:
Prior service cost                             (890)         (700)         (610)
Actuarial (gain) loss                           (26)           --           115
-------------------------------------------------------------------------------
Total net periodic benefit cost             $ 1,829       $ 1,287       $ 1,208
===============================================================================

      The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6.50 percent in 1998 and 7.00 percent in 1997, declining to 5.00 percent in the year 2002. The discount rate used was
6.85 percent in 1998 and 7.25 percent for 1997. If the health care cost trend rate assumptions were increased 1.00 percent, the accumulated postretirement benefit obligation as of December 31, 1998 would increase by 2.34 percent. The effect of this change on the sum of the service and interest cost would be an increase of 2.34 percent. If the health care costs trend

Chicago Title Corporation and Subsidiaries 1998 Annual Report

rate assumptions were decreased 1.0O percent, the accumulated post retirement benefit obligation as of December 31, 1998 would decrease by 2.08 percent. The effect of this change on the sum of the service and interest cost would be a decrease of 2.08 percent

      The accrued cost of the accumulated postretirement benefit obligation included in the consolidated balance sheets at December 31, 1998 and 1997 are as follows:

                                                                        1998        1997
========================================================================================
Change in Benefit Obligation:
Net benefit obligation at beginning of year                         $ 24,325    $ 24,753
Service cost                                                             771         531
Interest cost                                                          1,974       1,456
Plan participants' contributions                                       1,699       1,646
Actuarial (gain) loss                                                  4,271         112
Gross benefits paid                                                   (2,859)     (4,173)
----------------------------------------------------------------------------------------
Net benefit obligation at end of year                                 30,181      24,325

Change in Plan Assets:
Fair value of plan assets at beginning of year                            --          --
Employer contributions                                                 1,160       2,527
Plan participants' contributions                                       1,699       1,646
Gross benefits paid                                                   (2,859)     (4,173)
----------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                  --          --

Funded status at end of year                                         (30,181)    (24,325)
Unrecognized net actuarial (gain) loss                                 5,166         868
Unrecognized prior service cost                                       (6,526)     (7,417)
----------------------------------------------------------------------------------------
Net accrued cost of accumulated postretirement benefit obligation
 included in accrued expenses and other liabilities                  (31,541)    (30,874)
========================================================================================

(8) Stock Compensation and Earnings Per Share

      Chicago Title has adopted the 1998 Long-term Incentive Plan (the 1998
Plan) to provide incentives to officers and employees of Chicago Title and its subsidiaries and to directors of Chicago Title. The 1998 Plan permits the Company to provide incentive compensation such as restricted stock, stock options, stock appreciation rights, stock awards and cash bonuses, as well as other types of incentive compensation. No awards may be granted under the 1998 Plan after 2003.

      The 1998 Plan has 2,230,000 shares authorized, of which 1,580,000 may be used for stock options and stock appreciation rights and the remaining 650,000 may be used for restricted stock awards. Currently outstanding options become exercisable one to three years after issuance and expire five to 10 years from the grant date. During 1998, a total of 400,184 shares of restricted stock awards were granted. The amount of unearned compensation related to the restricted stock is reflected as a reduction to stockholders' equity. A summary of all stock option activity during the year ended December 31, 1998 follows:

                                                                        Weighted
                                                 Number of               average
Options outstanding                                 shares        exercise price
================================================================================
Beginning of year                                       --                    --
  Add (deduct):
  Granted                                          881,940                $46.91
  Exercised                                             --                    --
  Cancelled                                         (7,000)                47.06
  ------------------------------------------------------------------------------
End of year                                        874,940                $46.91

Exercisable, end of year                                --                    --
================================================================================

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

      The following options were outstanding as of December 31, 1998:

                                                                        Weighted
                                                                         average
                                           Number of                   remaining
Exercise price                                shares            contractual life
================================================================================
$41.94                                        26,000                  9.83 years
$47.06                                       848,940                  9.38 years
================================================================================

      During 1998, the Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires a fair-value based method of accounting for stock-based compensation. To calculate the fair value of the options awarded, the Company elected to use the Black-Scholes pricing model which produced a value of 39.6 percent of the exercise price for 1998 awards. The following assumptions were used to derive the ratio: a seven-year option term, an annualized volatility rate of 39.9 percent, a risk-free rate of return of 5.6 percent and a dividend yield of 2.4 percent. The Company elected to account for terminations when they occur rather than include an attrition factor in its model.

      If the compensation cost had been measured using the fair-value based accounting method under SFAS No. 123, pro-forma net income for the year ended December 31, 1998 would have been $95,318, and basic and diluted earnings per share would have been $4.35.

      Only a small portion of the stock options issued in 1998 was dilutive, and as a result, basic and diluted earnings per share are the same in 1998. Earnings per share information has been presented as if the 21,906,651 shares referenced in these footnotes had been outstanding for all periods presented prior to the spin-off. The weighted average number of shares outstanding for the year ended December 31, 1998 was 21,902,304.

(9) Income Taxes

      Income tax expense (benefit) included in the statements of income and stockholders' equity for each of the years in the three-year period ended December 31, 1998 consisted of the following:

1998                                                                         Federal                   State                  Total
===================================================================================================================================
Continuing operations:
 Current                                                                    $ 66,578                $  1,644               $ 68,222
 Deferred `                                                                  (14,686)                     --                (14,686)
 ----------------------------------------------------------------------------------------------------------------------------------
Total from continuing operations                                              51,892                   1,644                 53,536
Total from discontinued operations                                             5,748                     880                  6,628
Accumulated other comprehensive income--deferred                               2,701                      --                  2,701
-----------------------------------------------------------------------------------------------------------------------------------
Total income tax expense                                                    $ 60,341                $  2,524               $ 62,865
===================================================================================================================================

1997                                                                         Federal                   State                  Total
===================================================================================================================================
Operations:
 Current                                                                    $ 38,290                $    840               $ 39,130
 Deferred                                                                    (11,236)                     --                (11,236)
 ----------------------------------------------------------------------------------------------------------------------------------
Total from continuing operations                                              27,054                     840                 27,894
Total from discontinued operations                                             6,663                   1,007                  7,670
Accumulated other comprehensive income--deferred                               3,816                      --                  3,816
-----------------------------------------------------------------------------------------------------------------------------------
Total income tax expense                                                      37,533                $  1,847                 39,380
===================================================================================================================================

Chicago Title Corporation and Subsidiaries 1998 Annual Report

1996                                                                         Federal                   State                  Total
===================================================================================================================================
Operations:
 Current                                                                    $ 19,568                $    281               $ 19,849
 Deferred                                                                      3,266                      --                  3,266
 ----------------------------------------------------------------------------------------------------------------------------------
Total from continuing operations                                              22,834                     281                 23,115
Total from discontinued operations                                             3,681                     586                  4,267
Accumulated other comprehensive income--deferred                              (4,928)                     --                 (4,928)
-----------------------------------------------------------------------------------------------------------------------------------
Total income tax expense                                                    $ 21,587                $    867               $ 22,454
===================================================================================================================================

      In 1998, the Company recorded an additional deferred tax asset of $1,044 for additional net operating loss and credit carryforwards as a result of an Internal Revenue Service audit. Also during 1998, the Company utilized net operating loss carryforwards which resulted in a $1,402 current tax benefit and a $1,402 deferred tax expense.

      The difference between the federal income tax rate and the effective federal income tax rate on income from continuing operations of the Company for each of the years in the three-year period ended December 31, 1998 is as follows:

                                                              1998                         1997                         1996
                                                   ----------------------       ----------------------       ----------------------
                                                     Amount          Rate         Amount          Rate         Amount          Rate
===================================================================================================================================
Expected expense                                   $ 49,597          35.0%      $ 29,261          35.0%      $ 24,392          35.0%
Nondeductible expenses                                1,964           1.4          1,467           1.8          1,215           1.7
Tax-exempt interest income                           (4,759)         (3.4)        (3,698)         (4.4)        (3,162)         (4.5)
Goodwill amortization                                 1,135           0.8            800           0.8          1,014           1.5
Dividends received deduction                           (238)         (0.2)          (489)         (0.6)          (324)         (0.5)
State taxes, net of federal tax
 benefit                                               (575)         (0.4)          (294)         (0.4)           (98)         (0.1)
Other net                                             4,768           3.4              7           0.2           (203)         (0.3)
-----------------------------------------------------------------------------------------------------------------------------------
Actual tax expense                                 $ 51,892          36.6%      $ 27,054          32.4%      $ 22,834          32.8%
===================================================================================================================================

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities included in the consolidated balance sheets at December 31, 1998 and 1997 are as follows:

                                                                       1998                1997
===============================================================================================
Deferred tax assets:
 Reserve for title losses                                          $104,554            $ 89,737
 Reserves for invested assets                                         2,057               2,102
 Expenses deducted for tax purposes when paid                        21,641              18,435
 Net operating loss and credit carryforwards                          4,634               5,021
 Other assets                                                         5,415               5,159
 ----------------------------------------------------------------------------------------------
Total gross deferred tax assets                                     138,301             120,454
-----------------------------------------------------------------------------------------------

Deferred tax liabilities:
 Unrealized appreciation of marketable securities                     8,616               5,915
 Book to tax basis differences of marketable securities               2,291               2,186
 Receivable reserves and other liabilities                            2,404               1,505
 Tax over book depreciation                                           1,758               1,813
 Title plants                                                        29,085              29,085
 Prepaid pension cost                                                 4,594               3,953
 ----------------------------------------------------------------------------------------------
Total gross deferred tax liabilities                                 48,748              44,457
-----------------------------------------------------------------------------------------------
Net deferred tax asset                                             $ 89,553            $ 75,997
===============================================================================================

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

      A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes the deferred tax assets will be fully utilized in the future based upon a review of anticipated future earnings and all other available evidence.

      The amount of operating loss carryforwards available to offset future federal taxable income at December 31, 1998 is $13,239 and expires in 2006.

(10) Leases

      The Company leases certain facilities, furniture and equipment under long-term noncancelable operating lease agreements which expire at various dates through 2012. Total lease expense for all operating leases amounted to $61,848, $57,119 and $59,904 for the years ended December 31, 1998, 1997 and 1996, respectively. Of the total lease expense, contingent rental costs associated with lease, tax and expense escalation clauses approximated $1.1 million, $1.0 million and $0.9 million for 1998, 1997 and 1996, respectively. Sublease rentals are insignificant. The aggregate minimum payments under non-cancelable operating leases with initial terms of more than one year are: $38,720 in 1999, $31,830 in 2000, $28,125 in 2001, $23,685 in 2002 and $103,212 thereafter. These amounts are exclusive of any additional amounts which may become due under certain leases containing terms that call for additional rental based on increases in operating costs.

(11) Litigation and Contingent Liabilities

      The Company is a party to pending litigation involving losses under title insurance policies and various other types of litigation. The Company has established reserves for these items and is of the opinion that any losses actually sustained in connection with this litigation will not have a material effect on the Company's consolidated financial position or results of operations.

(12) Acquisitions

      During 1998, the Company acquired the assets of, or stock in, seven separate companies for a total cost of $32,427. These acquisitions were accounted for using the purchase method of accounting. In January and February of 1999, the Company acquired three additional companies for a total cost of approximately $36,600.

(13) Related Party Transactions

      In August 1997, Alleghany effected a transfer of equity security holdings with the Company. The fair value of the shares sold by the Company to Alleghany and the shares acquired by the Company from Alleghany was approximately equal. The transaction resulted in a net gain in the results of operations for 1997 of $2.21 million. The securities transferred were investments in marketable equity securities of unrelated third parties.

Agreements in Anticipation of the Spin-off

      Prior to the spin-off, certain agreements were entered into between Alleghany and its subsidiaries and Chicago Title and its subsidiaries to define their ongoing relationship after the dividend of AAM to Alleghany (the AAM Distribution) and the spin-off. The following summarizes material terms of these agreements.

Distribution Agreement

      Chicago Title and Alleghany entered into a Distribution Agreement (the Distribution Agreement) which generally provides for, among other things, cooperation regarding past matters and the allocation of responsibility for past obligations and certain obligations that may arise in the future. The Distribution Agreement provides that each of Alleghany and Chicago Title will indemnify the other party and its affiliates from and against any and all damage, loss, liability and expense arising out of or due to the failure of the indemnitor or any of its subsidiaries to pay, perform or otherwise discharge any of the liabilities or obligations for which it is responsible under the terms of the Distribution Agreement. The Distribution Agreement also provides that Chicago Title will bear the expenses incurred in connection with the spin-off, except that Alleghany will bear certain identified legal fees and expenses.

Chicago Title Corporation and Subsidiaries 1998 Annual Report

Tax Sharing Agreement

      Chicago Title and Alleghany entered into a tax sharing agreement (the Tax Sharing Agreement) to allocate certain tax liabilities between Chicago Title and Alleghany and their respective subsidiaries and to allocate responsibilities with respect to tax returns. Under the Tax Sharing Agreement, Chicago Title will bear (i) its separately computed share of Alleghany's consolidated federal income tax liability for each taxable period for which Chicago Title or any of its subsidiaries was a member of the Alleghany consolidated group for federal income tax purposes (except that Chicago Title is not liable for taxes in respect of AAM and its subsidiaries for any period) and (ii) the appropriate part of any state or local tax imposed based on receipts, income, capital or net worth and computed on a consolidated, unitary or combined basis by reference to the assets and/or activities of Chicago Title. Chicago Title also will be responsible for any tax liability resulting from any action necessary to implement the spin-off and its associated events, including the AAM Distribution and the transfer of a business previously conducted by a subsidiary of AAM to Chicago Title. All other taxes are allocated between Chicago Title and Alleghany based on the legal entity on which the tax is imposed.

      The Tax Sharing Agreement provides that if Alleghany is subject to any tax attributable to the spin-off, including by reason of the spin-off's failure to qualify under Section 355 of the Internal Revenue Code (the Code) as a tax-free distribution, then Chicago Title will be obligated to indemnify and to hold Alleghany harmless from any such tax unless such tax arises solely by reason of certain actions taken, or certain misrepresentations made, by Alleghany. The Tax Sharing Agreement obligates Chicago Title to indemnify and hold Alleghany harmless from any tax attributable to the AAM Distribution if the AAM Distribution does not qualify as a tax-free distribution under Section 355 of the Code because of any misrepresentation made by Chicago Title upon which the tax ruling received from the Internal Revenue Service was based or because of any action taken by Chicago Title which is inconsistent with the treatment of the AAM Distribution as a tax-free distribution. In the Tax Sharing Agreement, Chicago Title also agrees not to take certain specified actions which might adversely affect the tax status of the spin-off or the AAM Distribution.

      Although Chicago Title and its subsidiaries remain jointly and severally liable with Alleghany and its subsidiaries for all unpaid tax liabilities of the Alleghany consolidated group for any year for which Chicago Title's subsidiaries were members of the Alleghany consolidated group (except for AAM and its subsidiaries), the Tax Sharing Agreement provides that Alleghany shall indemnify Chicago Title for all such liabilities (including interest and penalties), provided that Chicago Title and its subsidiaries have performed all of their obligations under the Tax Sharing Agreement. Moreover, although Chicago Title and its subsidiaries remain jointly and severally liable with Alleghany and its subsidiaries for failures to fund current pension plan obligations as well as for the penalty taxes imposed to enforce such current funding, Alleghany has agreed to indemnify Chicago Title for all such liabilities.

Investment Management Agreements

      The Chicago Trust Company entered into Investment Management Agreements with Chicago Title and certain of its subsidiaries providing for the management by The Chicago Trust Company of substantially all of the long-term investable assets and certain of the short-term investable assets of Chicago Title and its subsidiaries. The term of the agreements is five years, with automatic one-year renewals unless either party terminates by giving notice of such termination at least three months prior to the end of any such term. The agreements also may be terminated by Chicago Title or its subsidiaries party thereto in the event that investment performance is unsatisfactory. The investment management fees charged under the Investment Management Agreements generally are based on market rates, and are not material.

Transitional Services Agreement

      CT&T and AAM entered into an agreement pursuant to which CT&T continued to furnish various administrative services to AAM. The initial term of the agreement ended on December 31, 1998. CT&T continues to provide certain administrative services to AAM under recently negotiated terms.

Sublease

      The Chicago Trust Company subleases space from CT&T at the principal headquarters building of Chicago Title until 2012 at a rent and on such terms as are currently applicable to CT&T for such space.

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

(14) Fair Value of Financial Instruments

      The estimated fair values of the Company's financial instruments included in the consolidated balance sheets at December 31, 1998 and 1997 are as follows:

                                                                                    1998                              1997
                                                                       ---------------------------       ---------------------------
                                                                         Carrying             Fair         Carrying             Fair
                                                                           amount            value           amount            value
====================================================================================================================================
Assets:
Cash on hand and in banks                                              $   39,230       $   39,230       $   21,219       $   21,219
  Cash pledged to secure trust and escrow deposits                         93,887           93,887          100,207          100,207
  Marketable securities, available-for-sale:
    Fixed maturities                                                    1,158,664        1,158,664        1,032,089        1,032,089
    Equity securities                                                      35,464           35,464           34,489           34,489
    --------------------------------------------------------------------------------------------------------------------------------

Liabilities:
  Notes payable and other obligations                                      21,648           21,648           32,443           32,443
  Trust and escrow deposits secured by pledged assets                  $  495,299       $  495,299       $  467,553       $  467,553
====================================================================================================================================

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practical to estimate fair value:

      Cash on hand and in banks, cash pledged to secure trust and escrow deposits, and trust and escrow deposits secured by pledged assets: The carrying amounts approximate fair value because of the short maturity of the instruments.

      Marketable securities, available-for-sale: The fair values of the Company's marketable securities are based on quoted market prices, where available. For marketable securities not actively traded, fair values are estimated using values obtained from independent pricing services.

      Notes payable and other obligations: As of December 31, 1998, the fair value of the Company's notes payable and other obligations is the same as the carrying value, as the interest rate is variable. In addition, the Company has not determined the fair value of various loan guarantees made principally on behalf of policy-issuing title insurance agents for third-party financing. The total amount of loan guarantees at December 31, 1998 and 1997 was $8,295 and $9,749, respectively. This amount represents the accounting loss the Company would incur if any party to the loan guarantees failed to perform according to the terms of the contract. Amounts that may become payable, if any, under such loan guarantees are not reasonably estimable.

Chicago Title Corporation and Subsidiaries 1998 Annual Report

(15) Distribution of AAM to Alleghany

      The net assets of AAM distributed to Alleghany included in the consolidated balance sheets at December 31, 1997 consisted of the following:

================================================================================
Assets:
 Cash on hand and in banks                                               $ 7,667
 Cash pledged to secure trust and escrow deposits                          1,336
 Marketable securities                                                    18,329
 Receivables, net                                                         11,509
 Deferred federal income taxes                                             2,915
 Fixed assets, net                                                         2,312
 Other assets                                                              1,363
 -------------------------------------------------------------------------------
Total assets                                                              45,431
================================================================================

Liabilities:
 Accounts payable                                                          2,480
 Accrued expenses and other liabilities                                   20,625
 Trust deposits secured by pledged assets                                  4,229
 -------------------------------------------------------------------------------
Total liabilities                                                         27,334
--------------------------------------------------------------------------------
Net assets of AAM distributed to Alleghany                               $18,097
================================================================================

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

(16) Reserve for Title Losses and Reinsurance

      The Company's reserve for title losses is based on long-range projections subject to uncertainty. Uncertainty regarding reserves of a given policy year is gradually reduced as new information emerges each succeeding year, allowing more reliable revaluations of such reserves. While management believes that the reserve as of December 31, 1998 is adequate, uncertainties in the reserving process could cause such reserve to develop favorably or unfavorably as new or additional information emerges. Any adjustments to reserves are reflected in the operating results of the periods in which they are made. Movements in reserves which are small relative to the amount of such reserves could significantly impact future reported earnings of the Company.

      Activity in the Company's reserve for title losses for each of the years in the three-year period ended December 31, 1998 is as follows:

                                                   1998        1997        1996
===============================================================================
Balance as of January 1                       $ 564,334   $ 532,923   $ 529,915

Provision for title losses related to:
  Current year                                  123,920     102,324      91,023
  Prior year                                         --          --      (8,000)
  -----------------------------------------------------------------------------
Total provision                                 123,920     102,324      83,023
-------------------------------------------------------------------------------

Paid related to:
  Current year                                    3,363       3,509       3,071
  Prior years                                    66,870      67,404      76,944
  -----------------------------------------------------------------------------
Total paid                                       70,233      70,913      80,015
-------------------------------------------------------------------------------
Balance from acquired subsidiary                    810          --          --
-------------------------------------------------------------------------------
Balance as of December 31                     $ 618,831   $ 564,334   $ 532,923
===============================================================================

      The Company had no reinsurance recoverable at December 31, 1998, 1997, 1996 or 1995. The title insurance subsidiaries assume and cede title risks and the related premiums with other title insurance companies. In addition, the Company has purchased reinsurance coverage for losses in excess of $12,500. For these losses, the reinsurers will pay 90 percent of the next $50,000 in losses. Reinsurance contracts do not relieve the Company from its obligations to policyholders.

      The following table presents the effects of reinsurance on earned premiums:

                                                                                   Percentage
                                                                                   of assumed
Earned Premiums       Gross            Ceded          Assumed              Net         to net
=============================================================================================
1998              1,541,668            4,603            2,470        1,539,535           0.16%
1997              1,204,968            5,115            1,959        1,201,812           0.16%
1996              1,098,875            4,579            2,160        1,098,456           0.20%
=============================================================================================

Chicago Title Corporation and Subsidiaries 1998 Annual Report

(17) Quarterly Financial Information (Unaudited)

      Quarterly revenues, net income and earnings per share for the years ended December 31, 1998 and 1997 are as follows:

                                                                                    Three months ended
                                                          --------------------------------------------------------------------------
1998                                                        March 31         June 30    September 30     December 31           Total
====================================================================================================================================
Revenue:
 Title, escrow, trust and other revenue                   $  385,804      $  461,757      $  481,326      $  532,576      $1,861,463
 Investment income                                            14,805          15,748          15,563          17,721          63,837
 Net realized investment gains                                   371             167             199             672           1,409
 -----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                            $  400,980      $  477,672      $  497,088      $  550,969      $1,926,709
------------------------------------------------------------------------------------------------------------------------------------

Net income:
 From continuing operations                               $   21,000      $   10,594      $   29,777      $   25,882      $   87,253
 From sales of marketable securities                             241             109             129             437             916
 From discontinued operations                                  4,979           4,034              --              --           9,013
 -----------------------------------------------------------------------------------------------------------------------------------
Total net income                                          $   26,220      $   14,737      $   29,906      $   26,319      $   97,182
------------------------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings per share:
 Continuing operations                                    $     0.97      $     0.49      $     1.37      $     1.20      $     4.03
 Discontinued operations                                        0.23            0.18              --              --            0.41
 -----------------------------------------------------------------------------------------------------------------------------------
Net earnings per share                                    $     1.20      $     0.67      $     1.37      $     1.20      $     4.44
====================================================================================================================================
                                                                                    Three months ended
                                                          --------------------------------------------------------------------------
1997                                                        March 31         June 30    September 30     December 31           Total
====================================================================================================================================
Revenue:
 Title, escrow, trust and other revenue                   $  298,408      $  339,888      $  357,430      $  415,770      $1,411,496
 Investment income                                            11,762          12,222          13,236          15,046          52,266
 Net realized investment gains                                   155             141           2,509             879           3,684
 -----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                            $  310,325      $  352,251      $  373,175      $  431,695      $1,467,446
------------------------------------------------------------------------------------------------------------------------------------

Net income:
 From continuing operations                               $    5,827      $   16,746      $   15,851      $   14,889      $   53,313
 From sales of marketable securities                             101              92           1,632             571           2,396
 From discontinued operations                                  2,196           3,123           3,752           3,091          12,162
 -----------------------------------------------------------------------------------------------------------------------------------
Total net income                                          $    8,124      $   19,961      $   21,235      $   18,551      $   67,871
------------------------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings per share:
 Continuing operations                                    $     0.27      $     0.77      $     0.80      $     0.70      $     2.54
 Discontinued operations                                        0.10            0.14            0.17            0.15            0.56
 -----------------------------------------------------------------------------------------------------------------------------------
Net earnings per share                                    $     0.37      $     0.91      $     0.97      $     0.85      $     3.10
====================================================================================================================================

                   Chicago Title Corporation and Subsidiaries 1998 Annual Report

Independent Auditors' Report

The Board of Directors
Chicago Title Corporation:

      We have audited the accompanying consolidated balance sheets of Chicago Title Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chicago Title Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Chicago, Illinois
February 5, 1999